SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Maxtor Corporation

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MAXTOR CORPORATION
500 McCarthy Boulevard
Milpitas, California 95035

April 20, 2004

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders (“Annual Meeting”) of Maxtor Corporation (“Maxtor” or the “Company”) on Thursday, May 20, 2004, at 10:00 a.m., local time, at the Company’s corporate headquarters at 500 McCarthy Boulevard, Milpitas, California 95035.

      Details of the business to be conducted at the Annual Meeting are provided in the accompanying Notice of Annual Meeting and Proxy Statement.

      If you do not plan to attend the Annual Meeting, please promptly complete, sign, date, and return the enclosed proxy card in the postage-prepaid envelope or vote your proxy by telephone using the instructions on the proxy card to assure that your shares will be represented. Each proxy is revocable and will not affect your right to vote in person in the event that you decide to attend the meeting. Your shares cannot be voted unless you return the enclosed proxy card, vote your proxy by telephone or attend the Annual Meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

      We look forward to seeing you at the Annual Meeting.

Very truly yours,

C.S. PARK
Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Proxy Statement
PROPOSAL NO. 1
PROPOSAL NO. 2
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
EXECUTIVE COMPENSATION AND OTHER MATTERS
OPTION EXERCISES AND FISCAL 2003 YEAR-END VALUES OF UNEXERCISED OPTIONS
EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
COMPARISON OF STOCKHOLDER RETURN
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS
Appendix A

MAXTOR CORPORATION
500 McCarthy Boulevard
Milpitas, California 95035

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 20, 2004

       The Annual Meeting of Stockholders (“Annual Meeting”) of Maxtor Corporation (“Maxtor” or the “Company”) will be held on Thursday, May 20, 2004, at 10:00 a.m., local time, at the Company’s corporate headquarters at 500 McCarthy Boulevard, Milpitas, California 95035 for the following purposes:

1. To elect three Class III directors to hold office until the 2007 Annual Meeting of Stockholders and until their respective successors have been elected and qualified.

2. To ratify the engagement of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 25, 2004.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice.

      The Board of Directors has fixed the close of business on March 30, 2004, as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting, and at any adjournment or postponement thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to this Annual Meeting, during ordinary business hours at the Company’s corporate headquarters located at 500 McCarthy Boulevard, Milpitas, California 95035.

By Order of the Board of Directors

PAUL J. TUFANO
President and Chief Executive Officer

Milpitas, California

April 20, 2004

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE EITHER COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY OR VOTE YOUR PROXY BY TELEPHONE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THE PURPOSE OF RETURNING YOUR PROXY CARD. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

IMPORTANT: Please either complete, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope or vote your proxy by telephone using the instructions on the proxy card to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

MAXTOR CORPORATION
500 McCarthy Boulevard
Milpitas, California 95035

Proxy Statement
For
Annual Meeting of Stockholders

       This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Maxtor Corporation, a Delaware corporation (“Maxtor” or the “Company”), for use at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on Thursday, May 20, 2004, at 10:00 a.m., local time, at the Company’s corporate headquarters at 500 McCarthy Boulevard, Milpitas, California 95035, or any adjournment or postponement thereof. This Proxy Statement and accompanying proxy and Annual Report to Stockholders for the fiscal year ended December 27, 2003, are being mailed on or about April 20, 2004, to all stockholders entitled to vote at the Annual Meeting.

Purpose of Meeting

      The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the preceding Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

Voting Rights and Solicitation

Voting

      On March 30, 2004, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 247,236,946 shares of common stock of the Company, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record at the close of business on March 30, 2004, is entitled to one vote for each share of common stock held by such stockholder. The Company’s Bylaws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the meeting.

      All valid proxies received before the Annual Meeting will be exercised. Stockholders entitled to vote at the Annual Meeting may vote by completing, signing and dating the enclosed proxy card and returning it to the Company in the accompanying postage-prepaid envelope. In the alternative, such stockholders may vote by using a toll-free number by following the instructions on the enclosed proxy card. All shares represented by a proxy will be voted in accordance with the choices of the stockholder giving such proxy. If no choices are indicated for the proxy, the shares will be voted in favor of the proposal. Any person giving a proxy pursuant to this solicitation may revoke it at any time before it is exercised by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, entering a new vote by telephone or by attending the meeting and voting in person.

Solicitation

      The Company will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy and any additional solicitation materials furnished to stockholders. In addition, the Company may arrange with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons and the Company will reimburse them for their reasonable, out-of pocket expenses. The Company may use the services of the Company’s directors, officers and others to solicit proxies, personally or by telephone, without additional compensation. In addition, the Company has retained Georgeson Shareholder Services, a proxy solicitation firm, for assistance in connection with the annual meeting at a cost of approximately $7,500 plus reasonable out-of-pocket expenses.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      The Company’s Board of Directors currently consists of eight directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of such class have been elected and qualified, subject to earlier resignation or removal.

      In January 2003, the Board of Directors appointed Charles M. Boesenberg as a Class III director. In February 2003, the Board of Directors appointed Paul J. Tufano as a Class III director. In August 2003, the Board of Directors appointed Gregory Myers to serve as a Class I director. Mr. Boesenberg and Mr. Myers were each recommended by a third-party search firm. All appointments to the Board of Directors in the last fiscal year were made on the recommendation of the Nominating and Corporate Governance Committee.

      The terms of the Class III directors will expire on the date of the upcoming annual meeting. Based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Board of Directors’ nominees for election by the stockholders are current Class III members of the Board of Directors, Paul J. Tufano, Charles M. Boesenberg and Michael R. Cannon. If elected, the nominees will serve as directors until the Annual Meeting of Stockholders in 2007 and until their successors are elected and qualified.

      The names and certain information about the continuing directors in each of the three classes of the Board of Directors are set forth below.

      It is intended that the proxy in the form enclosed will be voted, unless otherwise indicated, for the election of the nominees for election as Class III directors to Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the annual meeting, the proxies will be voted for the election of such other person as a substitute nominee as the Board of Directors may designate in the place of such nominee. If a quorum is present and voting, the nominees for Class III directors receiving the highest number of votes will be elected as Class III directors. Abstentions will be counted as present for purposes of determining if a quorum is present.

Nominees for Class III Directors

      The name of the nominees for Class III directors and certain information about each are set forth below.

	Positions and Offices Held	Director	Class and Year in Which
Name	With the Company	Since	Term Will Expire	Age

Paul J. Tufano	Director, President and Chief Executive Officer	2003	Class III 2007	50
Charles M. Boesenberg	Director	2003	Class III 2007	55
Michael R. Cannon	Director	1996	Class III 2007	51

      Paul J. Tufano has been our President and Chief Executive Officer and a member of the Company’s Board of Directors since February 2003. Mr. Tufano had been appointed Acting President and Chief Executive Officer in January 2003. Prior to that time, he served as our Executive Vice President and Chief Operating Officer from April 2001 and as Chief Financial Officer from July 1996. From November 1998 until his appointment as Chief Operating Officer, Mr. Tufano served as our Senior Vice President, Finance. From July 1996 until his appointment as Senior Vice President, Finance, Mr. Tufano served as our Vice President, Finance. From 1979 to 1996, Mr. Tufano held a variety of management positions at IBM, including Manager of Worldwide Logistics for IBM’s storage systems division, Manager of Plans and Controls for IBM’s Desktop and Mobile Storage products business unit, and Controller for IBM’s San Jose, California facility.

      Charles M. Boesenberg has been a member of the Company’s Board of Directors since January 2003. He has served as President and Chief Executive Officer of NetIQ Corporation, a systems and security management and web analysis software company, since January 2002, and became Chairman of the NetIQ Board of Directors in August 2002. From March 2000 to January 2002, he was President of Post PC Ventures,

a management and investment company. From December 1998 to February 2000, Mr. Boesenberg served as President and Chief Executive Officer of Integrated Systems, Inc., a systems software company. Before joining Integrated Systems, Mr. Boesenberg was President and Chief Executive Officer of Magellan Corporation, a satellite access products company, which was the surviving corporation of a merger with Ashtech, Inc., a position that he assumed in January 1995 with Ashtech. Prior to 1995, Mr. Boesenberg held senior executive positions with a number of leading high-technology companies including IBM and Apple Computer, Inc. Mr. Boesenberg served as a member of the Board of Directors of Symantec Corporation, a provider of Internet security technology, from June 1994 until September 2002.

      Michael R. Cannon has been a member of the Company’s Board of Directors since July 1996. In January 2003, he joined the Solectron Corporation, an electronics manufacturing company, as President, Chief Executive Officer, and a member of the Board of Directors. From 1996 until January 2003, he served as the Company’s President and Chief Executive Officer. From 1993 until joining the Company, Mr. Cannon held several senior management positions with IBM’s Storage Systems Division, including Vice President of the Personal Systems Storage Business Unit, Vice President of Product Design and Vice President of Worldwide Operations. Prior to joining IBM, Mr. Cannon worked at several companies in the disk drive industry, including Control Data Corporation’s Imprimis Technology spin-off. Since 2003, Mr. Cannon has also served as a member of the Board of Directors of Adobe Systems Inc., a computer software company.

Directors Not Standing for Election

      The names and certain information about the continuing members of the Board of Directors who are not standing for election at this year’s Annual Meeting are set forth below.

	Positions and Offices Held	Director	Class and Year in Which
Name	With the Company	Since	Term Will Expire	Age

Dr. C.S. Park	Chairman of the Board	1994	Class I 2005	56
Charles F. Christ	Director	1995	Class I 2005	65
Gregory E. Myers	Director	2003	Class I 2005	53
Charles Hill	Director	1992	Class II 2006	68
Roger W. Johnson	Director	1999	Class II 2006	69

      Dr. C.S. Park has been Chairman of the Company’s Board of Directors since May 1998 and has served as a member of the Company’s Board of Directors since February 1994. Dr. Park has served as Investment Partner and Senior Advisor at H & Q Asia Pacific, a private equity firm, since April 2004 and as a Managing Director from November 2002 to April 2004. Dr. Park served as President and Chief Executive Officer of Hynix Semiconductor, Inc. (“HSI”) from March 2000 to May 2002, and from June 2000 to May 2002 he also served as its Chairman. Dr. Park served as Chairman of Hynix Semiconductor America Inc. (“Hynix”) from September 1996 to July 2002, and from September 1996 to March 2000 he also served as its President and Chief Executive Officer. From September 1996 to May 1998, Dr. Park served as Vice Chairman of the Company’s Board of Directors. Dr. Park served as the Company’s President and Chief Executive Officer from February 1995 until July 1996. From 1993 until his appointment as President and Chief Executive Officer of the Company in 1995, he was Chairman, President and Chief Executive Officer of Axil Computer, Inc., a workstation computer manufacturer. Since 1996, Dr. Park has served as a member of the Board of Directors of Dot Hill Systems Corp., a storage networking solutions company, and since 1999, Dr. Park has served as a director of ChipPAC, a company in the semiconductor industry.

      Charles F. Christ has been a member of the Company’s Board of Directors since August 1995. He has served as Chairman of the Board of Directors of Dot Hill Systems Corp. since July 2000, and as a director at Agilysys, Inc., a technology solutions company, since July 1997. Previously, Mr. Christ was President, Chief Executive Officer and a member of the Board of Directors of Symbios, Inc., a semiconductor and storage product company, from 1997 to August 1998. From 1994 to 1997, Mr. Christ was Vice President and General Manager of the Components Division of Digital Equipment Corporation, a computer hardware and software company.

      Gregory E. Myers has been a member of the Company’s Board of Directors since August 2003. He has served as Vice President of Finance and Chief Financial Officer for Symantec Corp., an internet technology company, since January 1999, and became its Senior Vice President in March 2000. Previous to his appointment as Chief Financial Officer of Symantec in January 1999, Mr. Myers served as Symantec’s Vice President of Finance beginning in 1998, as Vice President of Financial Planning and Analysis from 1997 to 1998 and as Director of Financial Planning and Analysis Function from 1993 to 1996. Mr. Myers also served on the Board of Directors of Inktomi Corporation, a computer software company, before it was acquired by Yahoo! Inc. in March 2003.

      Charles Hill has been a member of the Company’s Board of Directors since March 1992. He has been a Senior Research Fellow at the Hoover Institution since 1989. From 1992 to 1996, Mr. Hill was Special Consultant to the Secretary General of the United Nations. Presently, he is Diplomat-in-Residence and Lecturer in International Studies at Yale University and Baylor University.

      Roger W. Johnson has been a member of the Company’s Board of Directors since April 1999. He is currently the President of Roger W. Johnson and Associates, a consulting, teaching and philanthropic company. From 1996 to 2003, he was the Chief Executive Officer and Chairman of the Board of Collectors Universe, Inc., a provider of products and services to the collectibles market. From September 1998 to January 2000, Mr. Johnson was also Chief Executive Officer of YPO International (the Young Presidents’ Organization). Mr. Johnson served as Administrator of the United States General Services Administration from 1993 through 1996. Mr. Johnson serves as a member of the Boards of Directors of Sypris Solutions, Inc., The Needham Funds, Inc., and Computer Access Technology Corporation, each a publicly-held company. Mr. Johnson also serves as a member of the Board of Directors of Insulectro, a privately held electronics materials company.

Board of Directors

Board Independence

      The Board of Directors has determined that, except for Mr. Tufano as President and Chief Executive Officer, each of the directors of the Company has no material relationship with the Company and is otherwise “independent” in accordance with the applicable listing requirements of the New York Stock Exchange (“NYSE”). In making that determination, the Board of Directors considered all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board of Directors also adopted and applied the following standards, which provide that a director will not be considered independent if he or she:

•	Is, or has an immediate family member who is, currently an employee of the Company;

•	Has, or has an immediate family member who has been, an employee of the Company within the past three years, provided that through November 4, 2004 a director who is a former employee will not be deemed “not independent” under this standard, so long as the director has not been an employee of the Company within the past year;

•	Has received, or has an immediate family member who has received, within the past three years more than $100,000 during any twelve month period in direct compensation from the Company (other than fees for director’s services), provided that through November 4, 2004 a director who is a former employee will not be deemed “not independent” under this standard as a result of direct compensation received from the Company as an employee, so long as the director has not received direct compensation from the Company (other than fees for director’s services) within the past year;

•	Has been affiliated with or employed by, or has an immediate family member who is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company during the past three years;

•	Has been employed, or has an immediate family member who is employed, as an executive officer of another company where any of the Company’s present executives currently serve or served on the other Company’s compensation committee during any of the past three years; or

•	Has been employed by, or has an immediate family member who is an executive officer of, another company that makes payments to or receives payments from the Company for property or services in an amount which exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross annual revenues during any of the past three years.

     Board Structure and Meetings

      During fiscal 2003, the Board of Directors held twelve (12) meetings. The non-management members of the Board of Directors also meet in regularly scheduled executive sessions without management present. At the executive sessions, the Chairman of the Board acts as Presiding Director. In the absence of the Chairman of the Board at any such execution session, the Chair of the Nominating and Corporate Governance Committee will serve as Presiding Director, and in the absence of the chair of the Nominating and Corporate Governance Committee, the Chair of the Audit Committee will serve as Presiding Director. Stockholders and other interested parties may communicate with the Presiding Director, or with any and all other members of the Board of Directors, by mail addressed to the intended recipient c/o Corporate Secretary, Maxtor Corporation, 500 McCarthy Boulevard, Milpitas, California 95035, by facsimile to (408) 894-4099 or by email to CorporateSecretary@maxtor.com. The Corporate Secretary will maintain a log of such communications and transmit them promptly to the identified recipient, unless there are safety or security concerns that mitigate against further transmission. The intended recipient shall be advised of any communication withheld for safety or security reasons as soon as practicable.

      Standing committees of the Board of Directors include the Audit Committee, the Compensation Committee, the Stock Option Committee and the Nominating and Corporate Governance Committee. During fiscal 2003, no director attended or participated in less than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by any of the committees of the Board of Directors on which such director served. Directors are also expected to attend the annual meetings of the stockholders of the Company absent an unavoidable and irreconcilable conflict. Seven directors attended the 2003 annual meeting of stockholders.

     Corporate Governance and Board Committees

      The Board of Directors has adopted corporate governance principles that address the composition of and policies applicable to the Board as well as a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company. The Company’s corporate governance principles, set forth as Corporate Governance Guidelines, and its Code of Business Conduct and Ethics are available in the Corporate Governance section of the Company’s website at http://www.maxtor.com/en/about/investor   relations/index.htm, or in print by writing to the Company at Maxtor Corporation, 500 McCarthy Boulevard, Milpitas, California 95035. Any substantive amendments or waivers relating to the executive officers or directors of the Company will be disclosed promptly, and in any event within five days, on our website.

      The Board of Directors has also adopted a written charter for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each charter is available in the Corporate Governance section of the Company’s website at http://www.maxtor.com/en/about/investor   relations/index.htm, or in print by writing to the Company at Maxtor Corporation, 500 McCarthy Boulevard, Milpitas, California 95035. The charter for the Audit Committee is also included in this Proxy Statement as Appendix A.

      Audit Committee. The functions of the Audit Committee include the oversight of the integrity of the Company’s financial reports and other financial information and its compliance with legal and regulatory requirements, the appointment, compensation and oversight of the Company’s independent auditors, including reviewing of their independence and reviewing and pre-approving any audit and permissible non-audit services that may be performed by them, reviewing with management and the Company’s auditors the adequacy of internal financial controls, reviewing the performance of the Company’s internal audit function, reviewing the Company’s critical accounting policies and the application of accounting principles and preparing any report required under the rules of the Securities and Exchange Commission (the “SEC”). The Audit Committee held ten (10) meetings during the last fiscal year. The report of the Audit Committee is included in this Proxy Statement on page 23.

      The current members of the Audit Committee are Messrs. Christ (Chairman), Johnson, and Myers and Dr. Park. The Board of Directors has determined that each member of the Audit Committee is “independent,” as such term is defined under the NYSE listing standards and the rules and regulations of the SEC. The Board of Directors has also determined that each member of the Audit Committee is financially literate as the Board of Directors interprets such term in its business judgment. The Board of Directors has further determined that Mr. Myers is an “audit committee financial expert” as defined by the SEC and has accounting or related financial management expertise as required by applicable NYSE listing standards.

      Compensation Committee. The Compensation Committee is responsible for determining policies relating to the compensation of the Company’s executive officers, reviewing and approving the compensation of the executive officers of the Company, including the Chief Executive Officer, reviewing director compensation and preparing any report required under SEC rules. The Compensation Committee held five (5) meetings during the last fiscal year. The current members of the Compensation Committee are Messrs. Boesenberg (Chairman), Christ and Johnson. The Board of Directors has determined that each member of the Compensation Committee is “independent,” as such term is defined under the NYSE listing standards. The report of the Compensation Committee is included in this Proxy Statement on page 20.

      Stock Option Committee. Upon extension of authority of the Board of Directors, the Stock Option Committee is authorized to approve grants of stock options and restricted stock under the Company’s Amended and Restated 1996 Stock Option Plan (the “1996 Stock Option Plan”), subject to certain limitations set forth by the Board of Directors, to eligible employees (other than executive officers). In February 2003, Mr. Tufano replaced Mr. Cannon as the sole member of the Stock Option Committee.

      Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board of Directors, recommending to the Board of Directors director nominees for each election of directors, developing and recommending to the Board of Directors criteria for selecting qualified director candidates, considering committee member qualifications, appointment and removal, recommending corporate governance principles, codes of conduct and compliance mechanisms applicable to the Company, evaluating the Chief Executive Officer at least annually, conducting a periodic review of the Company’s succession planning, providing oversight in the evaluation of the Board of Directors and each committee and developing policies for director continuing education and director orientation. The Nominating and Corporate Governance Committee held thirteen (13) meetings during the last fiscal year. The current members of the Nominating and Corporate Governance Committee are Messrs. Cannon and Hill and Dr. Park (Chairman). The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent,” as such term is defined under the NYSE listing standards.

      When considering the nomination of directors for election at an annual meeting, the Nominating and Corporate Governance Committee will review annually the results of an evaluation performed by the Board of Directors and each Committee, and the needs of the Board of Directors for various skills, background, experience and expected contributions and the qualification standards established from time to time by the Nominating and Corporate Governance Committee. When reviewing potential nominees for election as director, including incumbents whose term is expiring, the Nominating and Corporate Governance Committee will consider the perceived needs of the Board of Directors, the candidate’s relevant background, experience and skills, such as an understanding of manufacturing, technology, finance and marketing, international commerce and expected contributions to the Board of Directors and the following factors:

•	the appropriate size of the Company’s Board of Directors and its Committees;

•	the perceived needs of the Board of Directors for particular skills, background and business experience;

•	the relevant skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

      The Nominating and Corporate Governance Committee will also seek appropriate input from the Chief Executive Officer from time to time in assessing the needs of the Board of Directors for relevant background, experience and skills of its members.

      The Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a diversity of experience at policy-making levels in business, government, education and technology, and in areas that are relevant to the Company’s global activities. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. They must have an inquisitive and objective perspective and mature judgment. They must also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the Nominating and Corporate Governance committee to perform all Board of Directors and Committee responsibilities. Members of the Board of Directors are expected to rigorously prepare for, attend, and participate in all Board of Directors and applicable Committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and its stockholders. The Nominating and Corporate Governance Committee believes that it is preferable that at least one member of the Board of Directors should meet the criteria for an “audit committee financial expert” as defined by SEC rules. Under applicable NYSE listing requirements, at least a majority of the members of the Board of Directors must meet the definition of “independent director” set forth in such requirements and the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee also believes it appropriate for one or more key members of the Company’s management to participate as members of the Board of Directors.

      The Nominating and Corporate Governance Committee will consider candidates for directors proposed by directors or management, and will evaluate any such candidates against the criteria and pursuant to the policies and procedures set forth above. If the Nominating and Corporate Governance Committee believes that the Board of Directors requires additional candidates for nomination, the Nominating and Corporate Governance Committee will engage, as appropriate, a third party search firm to assist in identifying qualified candidates. All incumbent directors and nominees will be required to submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

      The Nominating and Corporate Governance Committee will also consider candidates for directors recommended by a stockholder, provided that any such recommendation is sent in writing to the Corporate Secretary, 500 McCarthy Boulevard, Milpitas, California 95035, at least 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and contains the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

•	a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his or her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

      The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

      In addition, stockholders may nominate directors for election at an annual meeting, provided the advance notice requirements set forth in the Company’s Bylaws have been met. See “Stockholder Proposals to be Presented at Next Annual Meeting” below for further information.

Compensation of Directors

      Non-employee directors receive an annual retainer of $45,000, $3,000 for attendance in person at each meeting of the Board of Directors and $2,000 for attendance at such meetings via telephone. In addition, members of the Audit Committee receive $2,500 for attendance in person and $1,250 for attendance via telephone, at each meeting of the Audit Committee. Members of the Compensation and Nominating and Corporate Governance Committees receive $2,000 for attendance in person and $1,000 for attendance via telephone, at each meeting of such Committee. Non-employee directors also receive reimbursement for travel and expenses for such meetings. The Chairman of the Board of Directors receives an additional $25,000 for annual service as Chairman of the Board of Directors. The Chairman of the Audit Committee receives $4,000, and the Chairmen of the Compensation and Nominating and Corporate Governance Committees receive $3,000, respectively, for annual service in such capacities.

      Under the 1996 Stock Option Plan, non-employee directors receive an initial grant of a non-qualified stock option to purchase 75,000 shares of the Company’s common stock and an additional non-qualified option to purchase 10,000 shares of the Company’s common stock on each anniversary of the director’s initial election or appointment. Directors who cease to be employees but remain directors of the Company do not receive the initial 75,000 share grant. The 1996 Stock Option Plan as in effect prior to January 2003 provided that non-employee directors elected to the Board of Directors received initial option grants to purchase 30,000 shares. On January 2, 2003 in connection with the increase of the size of the initial option grant to 75,000 shares, each non-employee director who had received an initial option grant prior to January 1, 2003 was granted a non-qualified option to purchase 45,000 shares of the Company’s common stock.

      An Outside Director may elect to defer payment of all or a portion of the annual retainer and meeting fees payable to him to postpone taxation on such amounts.

Recommendation of the Board of Directors

      The Board of Directors unanimously recommends that stockholders vote FOR election of the above nominees as Class III directors.

PROPOSAL NO. 2

RATIFICATION OF ENGAGEMENT OF INDEPENDENT AUDITORS

General

      The Company’s Audit Committee has selected and approved the engagement of PricewaterhouseCoopers LLP as the Company’s independent accounting firm for the current fiscal year ending December 25, 2004. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, with the opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions.

      The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 28, 2002 and December 27, 2003 by PricewaterhouseCoopers LLP:

	Fiscal 2002	Fiscal 2003

Audit Fees(1)	$1,217,945	$1,673,526
Audit-Related Fees(2)	6,000	2,857
Tax Fees(3)	371,213	244,920
All Other Fees	—	—

Total	$1,595,158	$1,921,303

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” This category includes fees related to the certification of certain financial data provided by the Company in connection with its loan agreement with the Economic Development Board of Singapore.

(3)	Tax Fees generally consist of fees billed for services regarding federal, state and international tax compliance and federal and state tax planning. In fiscal 2002, tax fees consisted of $39,144 in fees billed for tax compliance services and $332,069 in fees billed for tax planning and advice. In fiscal 2003, tax fees consisted of $52,873 in fees billed for tax compliance services and $192,047 in fees billed for tax planning and advice.

      The Audit Committee has considered the role of PricewaterhouseCoopers LLP in providing audit and non-audit services to the Company and has concluded that such services are compatible with the independence of PricewaterhouseCoopers LLP as the Company’s accountants. In addition, since the effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, the Audit Committee has and will continue to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services.

      The affirmative vote of a majority of the outstanding voting shares of the Company present or represented by proxy and entitled to vote at the Annual Meeting, at which a quorum is present, is required to ratify the engagement of PricewaterhouseCoopers LLP as the Company’s independent auditors. Abstentions will be counted as present for purposes of determining if a quorum is present. In the event stockholders do not ratify the engagement, the Audit Committee will reconsider such engagement.

Recommendation of the Board of Directors

      The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the engagement of PricewaterhouseCoopers LLP to serve as the Company’s independent auditors for the fiscal year ending December 25, 2004.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to the beneficial ownership of the Company’s common stock as of February 29, 2004 by: (i) each person who is known by the Company to beneficially own more than 5% of the Company’s common stock; (ii) each director and nominee-director of the Company; (iii) each of the individuals listed in the Summary Compensation Table below; and (iv) all current executive officers and directors as a group.

	Number of Shares	Percent of Stock
Name and Identity of Beneficial Owner(1):	Beneficially Owned	Outstanding

Citigroup Inc.(2)	34,945,477	14.14%
399 Park Avenue New York, NY 10043
Wellington Management Company, LLP(2)	25,411,635	10.28%
75 State Street Boston, MA 02109
FMR Corp.(2)	19,166,414	7.76%
82 Devonshire Street Boston, MA 02109

Executive Officers and Directors(3):
Paul J. Tufano(4)	1,961,033	*
Michael R. Cannon(5)	1,768,854	*
K. H. Teh(6)	958,375	*
Dr. Pantelis S. Alexopoulos(7)	618,901	*
Michael D. Cordano(8)	507,617	*
Michael J. Wingert(9)	206,500	*
Charles Hill(10)	91,687	*
Charles F. Christ(11)	86,062	*
Dr. C.S. Park(12)	69,687	*
Charles M. Boesenberg(13)	23,437	*
Roger W. Johnson(14)	19,062	*
Gregory E. Myers	—	*
All executives officers and directors as a group (18 persons)(15)	7,369,329	2.90%

*	Less than one percent (1%)

(1)	Number of shares beneficially owned and the percentage of shares beneficially owned are based on 247,117,233 shares of the Company’s common stock outstanding as of February 29, 2004. Beneficial ownership is determined in accordance with the rules of the SEC. All shares of the Company’s common stock subject to currently exercisable options or options exercisable within 60 days after February 29, 2004 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage of ownership of any other person. Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all shares of the Company’s common stock shown as beneficially owned by them.

(2)	Based solely upon Schedule 13G and/or Schedule 13G/A filings made with the SEC by Citigroup Inc., Wellington Management Co., and FMR Corp. on February 11, 2004, February 12, 2004 and February 17, 2004, respectively.

(3)	The address for each director and executive officer is c/o Maxtor Corporation, 500 McCarthy Boulevard, Milpitas, California 95035.

(4)	Includes 1,783,750 shares subject to options granted under the 1996 Stock Option Plan that are exercisable within 60 days after February 29, 2004.

(5)	Includes 1,713,714 shares subject to options granted under the 1996 Stock Option Plan that are exercisable within 60 days after February 29, 2004.

(6)	Includes 781,875 shares subject to options granted under the 1996 Stock Option Plan that are exercisable within 60 days after February 29, 2004.

(7)	Includes 539,875 shares subject to options granted under the 1996 Stock Option Plan that are exercisable within 60 days after February 29, 2004.

(8)	Includes 485,375 shares subject to options granted under the 1996 Stock Option Plan that are exercisable within 60 days after February 29, 2004.

(9)	Includes 203,500 shares subject to options granted under the 1996 Stock Option Plan that are exercisable within 60 days after February 29, 2004.

(10)	Represents 91,687 shares subject to options granted under the 1996 Stock Option Plan that are exercisable within 60 days after February 29, 2004.

(11)	Represents 86,062 shares subject to options granted under the 1996 Stock Option Plan that are exercisable within 60 days after February 29, 2004.

(12)	Represents 69,687 shares subject to options granted under the 1996 Stock Option Plan that are exercisable within 60 days after February 29, 2004.

(13)	Represents 23,437 shares subject to options granted under the 1996 Stock Option Plan that are exercisable within 60 days after February 29, 2004.

(14)	Represents 19,062 shares subject to options granted under the 1996 Stock Option Plan that are exercisable within 60 days after February 29, 2004.

(15)	Includes 6,844,861 shares subject to options granted under the 1996 Stock Option Plan that are exercisable within 60 days after February 29, 2004.

EQUITY COMPENSATION PLAN INFORMATION

      Maxtor maintains the following three compensation plans that provide for the issuance of the Company’s common stock to officers, directors, employees and consultants: the 1996 Stock Option Plan and the Company’s 1998 Employee Stock Purchase Plan, as amended (the “Purchase Plan”), each of which has been approved by stockholders; and the 1998 Restricted Stock Plan (the “Restricted Stock Plan”), which has not been approved by stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 27, 2003:

			Number of Securities
			Remaining Available for
	Number of Securities	Weighted-average	Future Issuance Under
	to Be Issued Upon	Exercise Price of	Equity Compensation
	Exercise of	Outstanding	Plans (Excluding
	Outstanding Options,	Options, Warrants	Securities Reflected in
	Warrants and Rights	and Rights	Column(a))
Plan Category(1)	(a)	(b)	(c)

Equity compensation plans approved by stockholders	24,579,964	$6.52	10,541,549 (2)
Equity compensation plans not approved by stockholders	—	—	45,000 (3)

Total	24,579,964	$6.52	10,586,549

(1)	The information presented in this table excludes options assumed by Maxtor in connection with acquisitions of other companies. As of December 27, 2003, 2,311,131 shares of Maxtor common stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $5.64 per share.

(2)	Includes 5,460,666 shares available for future issuance under the Purchase Plan.

(3)	Represents shares of restricted stock available for issuance under the Company’s Restricted Stock Plan.

Material Features of the 1998 Restricted Stock Plan

      Maxtor’s Restricted Stock Plan provides for the award of shares of Maxtor common stock to certain executive employees. Maxtor’s Compensation Committee has the authority to amend or terminate the Restricted Stock Plan. The Restricted Stock Plan reserves a maximum of 390,000 shares of Maxtor common stock for restricted stock awards. As of February 29, 2004, 345,000 shares had been awarded and 45,000 shares remained available for grant under the Restricted Stock Plan. All unvested shares of restricted stock are forfeited in the event of termination of employment with the Company. In general, the restricted shares vest and are released from the forfeiture provision three years from the date of the award. If a participant’s employment terminates due to death or disability, such participant will be entitled to a pro rata share of vesting based on the individual’s length of service measured from the grant date. Under the terms of the Executive Severance Plan adopted by the Compensation Committee, the vesting of restricted shares acquired by a participant in the Executive Severance Plan will be accelerated in full upon the consummation of a change in control of Maxtor or the participant’s involuntary termination without cause or resignation following certain adverse changes in employment circumstances following the first public announcement of a definitive agreement leading to the change in control.

EXECUTIVE COMPENSATION AND OTHER MATTERS

      The following table sets forth the compensation paid by the Company during the fiscal years ended December 29, 2001, December 28, 2002 and December 27, 2003 to the individuals who served as the Company’s Chief Executive Officer and the four other most highly paid executive officers to whom the Company paid more than $100,000 for services rendered to the Company during the fiscal year ended December 27, 2003 (the “Named Executive Officers”).

Summary Compensation Table

								Long-Term
		Annual Compensation						Compensation Awards

	Fiscal					Other Annual				Securities	All Other
	Year					Compensation		Restricted		Underlying	Compensation
Name and Principal Position	Ended	Salary($)		Bonus($)		($)(1)		Stock($)(2)		Options(#)	($)(3)

Paul J. Tufano(4)	12/27/03	680,770		2,975,000		—		565,000		750,000	4,800
President and Chief	12/28/02	600,000		—		—		663,600		500,000	855,485	(5)
Executive Officer	12/29/01	535,096		—		—		—		1,000,000	4,800
Michael J. Wingert	12/27/03	400,000		1,145,000	(6)	—		—		—	404,042	(7)
Executive Vice President/	12/28/02	411,385		250,000	(6)	81,671	(8)	—		—	4,800
General Manager,	12/29/01	332,211		250,000	(6)	—		—		500,000	4,800
Server Products Group
Michael D. Cordano	12/27/03	425,000		1,045,000		—		—		—	4,800
Executive Vice President,	12/28/02	425,000		—		—		331,800		250,000	4,800
Worldwide Sales and Marketing	12/29/01	388,942		32,692	(9)	103,869	(10)	—		400,000	4,800
K. H. Teh	12/27/03	396,875		900,000		—		—		—	8,890	(11)
Executive Vice President,	12/28/02	396,875		—		—		331,800		250,000	405,740	(12)
Worldwide Manufacturing	12/29/01	384,375		—		—		—		400,000	40,238	(11)
and Singapore Managing Director
Dr. Pantelis S. Alexopoulos	12/27/03	350,000	(13)	925,938	(14)	—		—		—	4,800
Executive Vice President,	12/28/02	350,000	(13)	—		—		331,800		250,000	4,800
Desktop Product Development &	12/29/01	335,577	(13)	500	(15)	—		—		300,000	4,800
Chief Technology Officer
Former Officer:
Michael R. Cannon(16)	12/27/03	57,212		—		—		—		10,000	108,315	(17)
Former President and	12/28/02	875,000	(18)	—		—		948,000	(19)	680,000	5,669,132	(20)
Chief Executive Officer	12/29/01	838,942		—		—		—		1,250,000	4,800

(1)	Includes only those amounts exceeding the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

(2)	Represents restricted stock units granted pursuant to the Maxtor’s Restricted Stock Unit Plan, as amended (the “Restricted Unit Plan”). The amounts shown in this column represent the dollar value of the Company’s common stock on the date of the award of restricted stock units. On the date of vesting, each recipient receives in cash an amount equal to the closing price of the Company’s common stock as reported by the NYSE on such day for each restricted stock unit awarded. Restricted stock unit awards vest in full on the third anniversary of the grant of such award, provided that the recipient’s employment has not terminated for “cause” (as defined in the Restricted Unit Plan) prior to such anniversary. The vesting of 50% of the restricted stock units subject to an award accelerate to a date specified by the Restricted Unit Plan or the participant’s award agreement if a stock price performance goal is achieved.

On February 24, 2003, the Company granted Mr. Tufano 100,000 restricted stock units. The value of one restricted stock unit is equal to the price of one share of the Company’s common stock. The value of the restricted stock units granted to Mr. Tufano was determined by multiplying the number of units awarded by $5.65, the closing price of the Company’s common stock as reported by the NYSE on February 24, 2003.

On June 10, 2002, the Company granted restricted stock units to the following Named Executive Officers: Mr. Tufano, 140,000 units; Mr. Cordano, 70,000 units; Mr. Teh, 70,000 units; and Dr. Alexopoulos, 70,000 units. The Company also granted Mr. Cannon 200,000 units on June 10, 2002.

The value of the restricted stock units granted to each individual was determined by multiplying the number of units awarded by $4.74, the closing price of the Company’s common stock as reported by the NYSE on June 10, 2002.

(3)	Unless otherwise indicated, the amounts shown in this column represent the Company’s annual contribution to the Maxtor Savings Retirement Plan, a 401(k) plan.

(4)	Mr. Tufano was appointed as Acting President and Chief Executive Office in January 2003, and as President, Chief Executive Officer and Acting Chief Financial Officer in February 2003. Mr. Tufano served as Acting Chief Financial Officer until September 2003.

(5)	Represents (i) the outstanding balance of a loan (including accrued interest) from the Company to Mr. Tufano in the amount of $850,685 forgiven by the Company pursuant to the terms of the Executive Incentive Retention Agreement and Promissory Note dated October 18, 1999; and (ii) contributions by the Company of $4,800 to the Maxtor Savings Retirement Plan, a 401(k) plan.

(6)	Includes annual installments of $250,000 of incentive bonus awarded to Mr. Wingert pursuant to an October 2001 letter agreement entered into between the Company and Mr. Wingert. See “Employment Agreements” below for further information.

(7)	Represents (i) the outstanding balance of a loan (including accrued interest) from the Company to Mr. Wingert in the amount of $399,242 forgiven by the Company pursuant to the terms of the Executive Incentive Retention Agreement and Promissory Note dated November 19, 1999; and (ii) contributions by the Company of $4,800 to the Maxtor Savings Retirement Plan, a 401(k) plan.

(8)	Includes relocation expenses reimbursed in the amount of $73,271.

(9)	Represents a relocation bonus granted to Mr. Cordano of $32,692.

(10)	Includes relocation expenses reimbursed with gross-up in the amount of $95,469.

(11)	Represents mandatory contributions under Singapore law by the Company to the Central Provident Fund on behalf of Mr. Teh.

(12)	Represents (i) the outstanding balance of a loan (including accrued interest) from the Company to Mr. Teh in the amount of $395,896 forgiven by the Company pursuant to the terms of the Executive Incentive Retention Agreement and Promissory Note dated November 19, 1999; and (ii) mandatory contributions under Singapore law by the Company of $9,844 to the Central Provident Fund on behalf of Mr. Teh.

(13)	The amount shown includes deferred payments under the Executive Deferred Compensation Plan in the amounts of $64,615, $70,000 and $129,840 for fiscal 2003, 2002 and 2001 respectively.

(14)	Includes patent award of $5,938.

(15)	Includes patent award of $500.

(16)	Mr. Cannon served as President and Chief Executive Officer of the Company until his resignation effective January 6, 2003.

(17)	Represents (i) $107,171 of accrued paid time off payable upon cessation of service to the Company; and (ii) contributions by the Company of $1,144 to the Maxtor Savings Retirement Plan, a 401(k) plan.

(18)	For fiscal 2002, the amount shown includes deferred payments under the Executive Deferred Compensation Plan in the amount of $87,500.

(19)	Mr. Cannon surrendered the restricted stock units he was granted in fiscal 2002 upon his resignation as the Company’s President and Chief Executive Officer in January 2003.

(20)	Represents (i) the outstanding balance of a loan (including accrued interest) from the Company to Mr. Cannon in the amount of $5,664,332 forgiven by the Company pursuant to the terms of the Executive Incentive Retention Agreement dated June 23, 1999; and (ii) contributions by the Company of $4,800 to the Maxtor Savings Retirement Plan, a 401(k) plan.

Stock Option Grants in Last Fiscal Year

      The following table provides information concerning grants of options to purchase the Company’s common stock made during the fiscal year ended December 27, 2003 to the persons named in the Summary Compensation Table:

Option Grants in Last Fiscal Year

Individual Grants
Potential Realized Value at
	Number of	% of Total			Assumed Annual Rates of
	Shares	Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise		Option Term(3)
	Options	Employees in	Price Per	Expiration
Name	Granted(1)	Fiscal Year	Share(2)	Date	5%	10%

Paul J. Tufano	750,000	10.61%	$5.65	2/24/13	$2,662,500	$6,750,000
Michael J. Wingert	—	—	—	—	—	—
Michael D. Cordano	—	—	—	—	—	—
K. H. Teh	—	—	—	—	—	—
Dr. Pantelis S. Alexopoulos	—	—	—	—	—	—
Former Officer:
Michael R. Cannon	10,000 (4)	0.14%	$8.50	7/1/13	53,500	135,500

(1)	All options granted during the fiscal year ended December 27, 2003 were granted pursuant to the 1996 Stock Option Plan. These options vest over a four-year period during which 25% vest on the first anniversary of the date of grant and 6.25% vest each quarter thereafter.

(2)	All options in this table have exercise prices equal to the fair market value on the date of grant.

(3)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed annual compounded rates of appreciation only from the date of the grant to the expiration date of the option. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(4)	Upon his resignation as the Company’s President and Chief Executive Officer in January 2003, Mr. Cannon surrendered unvested options to purchase a total of 1,620,625 shares of the Company’s common stock and retained an unvested option to purchase 75,000 shares of the Company’s common stock. The non-qualified option to purchase 10,000 shares of the Company’s common stock granted to Mr. Cannon in July 2003 represents the annual grant under the Company’s 1996 Stock Option Plan to Mr. Cannon as a non-employee director.

OPTION EXERCISES AND FISCAL 2003 YEAR-END VALUES OF UNEXERCISED OPTIONS

      The following table sets forth information with respect to fiscal 2003 year-end values of stock options granted to the persons named in the Summary Compensation Table above.

Aggregate Option Exercises in Last Fiscal Year and Values at December 27, 2003

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-
			Options At Fiscal		The- Money Options At
			Year End(1)		Fiscal Year End(2)
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul J. Tufano	105,000	$705,600	1,424,375	1,453,125	$4,780,283	$7,118,242
Michael J. Wingert	307,000	1,771,906	149,718	216,282	306,580	1,025,644
Michael D. Cordano	132,000	1,087,500	416,125	309,875	1,450,533	1,521,822
K. H. Teh	210,000	1,172,075	703,750	318,750	1,824,506	1,547,094
Dr. Pantelis S. Alexopoulos	52,500	352,800	482,968	272,532	1,808,400	1,375,644
Former Officer:
Michael R. Cannon(3)	1,465,300	6,475,976	1,728,714	10,000	2,130,053	21,600

(1)	Represents options granted pursuant to the 1996 Stock Option Plan. These options vest over a four-year period during which 25% vest on the first anniversary of the date of grant and 6.25% vest each quarter thereafter.

(2)	Based on the closing price of the Company’s common stock of $10.66 on December 26, 2003, as reported by the New York Stock Exchange.

(3)	Upon his resignation as the Company’s President and Chief Executive Officer, Mr. Cannon surrendered unvested options to purchase a total of 1,620,625 shares of the Company’s common stock and retained an unvested option to purchase 75,000 shares of the Company’s common stock.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

AND CHANGE-IN-CONTROL ARRANGEMENTS

Employment Agreements

      In June 1996, the Company entered into a letter agreement with Mr. Cannon that provided for (i) base compensation of $500,000 per year; (ii) payment of a sign-on bonus of $1,000,000, payable in four equal quarterly installments beginning on the last day of June 1996; (iii) an annual bonus opportunity of approximately $250,000; (iv) an option to purchase 450,000 shares of Maxtor common stock, which vests over four years; and (v) the payment to Mr. Cannon of one year’s base salary plus any portion of the sign-on bonus remaining unpaid if his employment is terminated without cause. Mr. Cannon resigned as President and Chief Executive Officer of the Company on January 6, 2003.

      In July 1996, the Company entered into a letter agreement with Mr. Tufano that provided for (i) base compensation of $230,000 per year; (ii) payment of a sign-on bonus of $100,000, payable in two equal installments in July 1996 and January 1997; (iii) an annual bonus opportunity of approximately $115,000; (iv) an option to purchase 50,000 shares of Maxtor common stock, which vests over four years; and (v) payment to Mr. Tufano of nine months’ base salary plus any portion of the sign-on bonus remaining unpaid if his employment is terminated without cause. This agreement was superseded in part by the February 2003 letter agreement described below.

      In February 2003, the Company entered into a letter agreement with Mr. Tufano that provided for (i) base compensation of $700,000 per year; (ii) a management incentive bonus opportunity of 100% of base salary; (iii) an option to purchase 750,000 shares of Maxtor common stock, which vests over four years; (iv) 100,000 restricted stock units, which vest over three years; (v) subject to execution of a mutually acceptable release, severance payment of two years’ base salary, health benefits and additional amounts based on earned management incentive bonus amounts upon involuntary termination (other than for cause, permanent disability, death or termination upon change of control); (vi) Mr. Tufano’s agreement not to accept employment as President, CEO, CFO, COO or in an equivalent operating role with a direct competitor of the Company within two years of an involuntary termination from the Company (other than for cause, permanent disability, or termination upon a change of control). In the event he accepts such employment, the Company, at its option, can cease to make any further severance payments; and (vii) if Mr. Tufano voluntarily resigns from his employment at the Company, he shall forfeit any unpaid bonus unless otherwise agreed in writing by the Company’s Board of Directors.

      In March 1997, the Company entered into a letter agreement with Mr. Teh that provided for (i) base compensation of 396,000 Singapore dollars per year; (ii) payment of a sign-on bonus of US$100,000, payable in two equal installments in March 1997 and March 1998; (iii) an annual bonus opportunity of 50% of base compensation; and (iv) an option to purchase 100,000 shares of Maxtor common stock, which vests over four years.

      In October 2001, the Company entered into a letter agreement with Mr. Wingert that provided for (i) base compensation of $400,000 per year; (ii) an annual bonus opportunity of 60% of base salary for each full year of employment as Executive Vice President/ General Manager — Server Products Group; (iii) an incentive bonus in the amount of $750,000, to be paid in three equal annual installments; and (iv) an option to purchase 200,000 shares of Maxtor common stock, which vests over four years.

Indebtedness of Management

      On November 19, 1999, the Compensation Committee of the Board of Directors approved individual executive retention incentive agreements between other executive officers (Pantelis S. Alexopoulos, David L. Beaver, Michael D. Cordano, Phillip C. Duncan, Misha B. Rozenberg, Glenn H. Stevens, and Michael J. Wingert) and the Company intended to supplement the existing arrangements between each such executive officer and the Company. Each agreement provided for (i) a $350,000 loan from the Company to the executive officer which was secured by a promissory note bearing interest at the rate of 5.57% from the loan date until maturity; (ii) if the executive officer remained continuously employed by the Company for a three-year period ending November 18, 2002, forgiveness by the Company of the outstanding loan balance (unpaid principal and accrued interest) due on November 18, 2002; and (iii) if the executive officer’s employment with the Company was terminated prior to November 18, 2002 either by the Company without cause or due to a change of control, as defined thereunder, forgiveness of the outstanding loan balance due on the effective date of such termination. Effective November 1, 2001, with respect to each of the above-described agreements, the Compensation Committee of the Board of Directors approved an amendment which reduced the interest rate applicable to the then remaining term of each loan if, and to the extent that, the short term applicable federal rate for any month is less than the then interest rate of the loan.

      On May 10, 2002, the Compensation Committee of the Board of Directors approved amendments to each of the above-described agreements pursuant to which each executive officer had the opportunity to extend the maturity date of his loan by a period of six, twelve or eighteen months. Messrs. Duncan and Wingert elected to extend their agreements until May 19, 2003, and Messrs. Alexopoulos, Beaver, Cordano, Rozenberg and Stevens elected to extend their agreements until May 19, 2004. As of February 29, 2004, the amount due the Company under each of the outstanding loans to Messrs. Alexopoulos, Beaver, Cordano, Rozenberg and Stevens was $350,000, plus accrued interest.

Change-in-Control Arrangements

      1998 Restricted Stock Plan. Pursuant to the Restricted Stock Plan, all unvested shares of restricted stock are forfeited in the event of termination of employment with the Company. In general, the restricted shares vest and are released from the forfeiture provision three years from the date of the restricted stock award. If a participant’s employment terminates due to death or disability, such participant will be entitled to a pro rata share of vesting based on the individual’s length of service measured from the grant date. Under the terms of the Executive Severance Plan described below, the vesting of the Restricted Stock Plan shares held by participants in the Executive Severance Plan is subject to acceleration upon a change in control of Maxtor or certain terminations of employment prior to a change in control as described below.

      1996 Stock Option Plan. Pursuant to the 1996 Stock Option Plan, in the event of a transfer of control, as defined therein, the Board of Directors has the power but is not obligated to accelerate the vesting of outstanding options. If the acquiring corporation in a transfer of control does not assume, or substitute new options for, outstanding options, all shares subject to outstanding options will become fully vested and exercisable prior to the transfer of control. The 1996 Stock Option Plan also provides for the grant of restricted stock. The grant agreement provides that if a participant’s employment terminates due to death or disability, such participant will be entitled to a pro rata share of vesting based on the number of months of service from the grant date. In addition, participants in the Executive Severance Plan will vest in full in options granted under the 1996 Stock Option Plan upon certain terminations of employment in connection with a change in control of Maxtor as described below.

      Restricted Stock Unit Plan. Pursuant to the Company’s Restricted Unit Plan adopted by the Board of Directors in May 2002 and amended in September 2003, in the event of a change of control, as defined therein, awards issued thereunder shall become fully vested upon of the consummation of a change of control transaction, provided that the recipient’s service to the Company has not terminated prior to such date. The vesting of restricted stock units held by participants in the Executive Severance Plan will be accelerated in full upon certain terminations of employment prior to a change in control as described below.

      Change of Control Agreements. On October 30, 2003, the Compensation Committee adopted the Executive Retention and Severance Plan (the “Executive Severance Plan”), which provides certain benefits to the Company’s executive officers and key employees upon involuntary termination of employment and in connection with a change in control of Maxtor. A participant who is involuntarily terminated (defined by the Executive Severance Plan as termination by the Company of the participant’s employment other than for cause or the participant’s voluntary resignation following certain adverse changes in employment circumstances described in the Executive Severance Plan) other than in connection with a change in control and who executes a release of claims and a restrictive covenants agreement will be entitled to specified severance benefits. In addition to accrued compensation, including any earned but unpaid prior year bonus, and benefits earned under the Company’s employee benefit and equity compensation plans, the terminated participant will receive monthly cash severance payments equal in amount to the aggregate of the participant’s monthly base salary and prorated prior year annual bonus for a period of 24 months in the case of the chief executive officer, 12 months in the case of other executive officers and for a period determined by the Compensation Committee in the case of other key employees. In addition, participants will be entitled to receive for the same respective periods employer-paid health benefits. The Executive Severance Plan provides, however, that the chief executive officer will forfeit his severance benefits if the Board of Directors determines that he has breached a covenant not to compete contained in his restrictive covenants agreement.

      The Executive Severance Plan provides that if, in the event of a change in control of Maxtor, the company acquiring Maxtor does not assume the outstanding Maxtor stock options of the participants in the Executive Severance Plan or substitute equivalent options for the acquiring company’s stock, then the vesting and exercisability of the participants’ options will be accelerated in full ten days prior to, but conditioned upon, the consummation of the change in control transaction. Furthermore, upon a change in control any restricted stock or restricted stock unit awards held by participants in the Executive Severance Plan will vest in full. The treatment of any other stock-based awards held by Executive Severance Plan participants upon a change in control will be determined under the plans or agreements providing for such awards.

      The Executive Severance Plan provides additional benefits if a participant in the Executive Severance Plan is terminated without cause or resigns following certain adverse changes in employment circumstances described in the Executive Severance Plan during a period generally commencing upon the first public announcement of a definitive agreement leading to a change in control and generally ending 24 months after a change in control. Upon such termination, in addition to accrued compensation, including any earned but unpaid prior year bonus, and benefits earned under the Company’s employee benefit and equity compensation plans, a participant would be entitled to a lump sum cash severance payment equal to the aggregate amount of his monthly base salary and prorated current year annual bonus for a period of 24 months in the case of the chief executive officer, 12 months in the case of other executive officers and for a period determined by the Compensation Committee in the case of other key employees. Participants will also be paid on a prorated basis their current year annual bonuses at the level that would otherwise be payable if 100% of the applicable performance goals had been attained. In addition, the Company will arrange to provide health, life insurance and long-term disability benefits to the participants for the same respective periods. The Executive Severance Plan also provides that, upon such termination of an executive officer’s employment, the vesting of his outstanding stock options, restricted stock and restricted stock unit awards and all other stock-based compensation awards will be accelerated in full. Provision of all such benefits upon termination of employment in connection with a change in control is conditioned upon the participant’s execution of a release of claims against the Company. A participant who also agrees to enter into a restrictive covenants agreement with the Company will be entitled to receive an additional lump sum cash severance payment equal to the aggregate amount of his monthly base salary and prorated current year annual bonus for a period of 12 months in the case of executive officers and for a period determined by the Compensation Committee in the case of other key employees, as well as additional health, life insurance and long-term disability benefits for the same respective periods.

      Following a participant’s termination of employment in connection with a change in control, the participant will be indemnified by the Company to the fullest extent permitted under applicable law and will be provided with directors’ and officers’ liability insurance (if applicable) for a period of six years, each as set forth in the Executive Severance Plan. In addition, if any payment or benefit received or to be received by the chief executive officer pursuant to the Executive Severance Plan or otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code and the aggregate value of such payments and benefits exceeds a threshold specified by the Executive Severance Plan, then the Company will pay the chief executive officer an additional lump sum cash payment, as set forth in more detail in the Executive Severance Plan, to compensate for such tax.

      The Executive Severance Plan contains an exclusive benefit provision and supersedes all involuntary termination and change in control provisions under previously existing retention or employment agreements with the Company’s executive officers, each of whom elected to become participants in the Executive Severance Plan.

      Prior to the adoption of the Executive Severance Plan and effective May 29, 1998, the Company entered into Retention Agreements approved by the Compensation Committee of the Board of Directors with the executive officers of the Company. The Retention Agreements, all of which were superseded in their entirety upon the election of the executive officers to participate in the Executive Severance Plan, provided that executive officers of the Company would receive severance benefits in the event of a termination of employment under certain circumstances involving a change of control of Maxtor. In the Retention Agreements, a “Change of Control” was defined generally as an acquisition by any person of a beneficial ownership of 50% or more of Maxtor voting stock, certain mergers or other business combinations involving Maxtor, the sale of more than 50% of the Company’s assets, liquidation of Maxtor or change in the majority of the incumbent members of the Board of Directors (except for changes in the Board of Directors composition approved by a majority of the directors).

      Subject to the terms and conditions set forth in the Retention Agreements, severance benefits would have become payable in the event that, within 12 months following a Change of Control, the executive was terminated by Maxtor without cause, or resigned following a reduction in such employee’s compensation, responsibility level, or relocation of more than 100 miles. In such event, the eligible employee would have been entitled to receive a lump sum cash payment equal to his or her annual salary plus target incentive for the severance period. The severance period was 24 months for the Chief Executive Officer and 12 months for other executives. In addition, the Retention Agreements provided for accelerated vesting of the executive’s unvested stock options and/or restricted stock. For the Chief Executive Officer, all unvested stock options and restricted stock would have become 100% vested. Other executives would have had their option vesting accelerated by an additional two years, and their restricted stock vested 50% or pro rata based upon the number of months from the restricted award date, whichever would have been greater. The executive also would have been entitled to continued coverage under the Company’s medical plan for the severance period. If any part of the benefits under a Retention Agreement were determined by Maxtor’s accountants to be an excess parachute payment under Section 280G of the Internal Revenue Code, at the executive’s option, the payment would have been reduced to the minimum extent necessary to have no excess parachute payment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s officers and directors and persons who beneficially own more than ten percent of the Company’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on our review of such reports received or written representations from certain Reporting Persons during fiscal year ended December 27, 2003, the Company believes that all Reporting Persons complied with all applicable reporting requirements, except that Paul J. Tufano filed one late report covering one transaction.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors is comprised of members of the Company’s Board of Directors that the Board of Directors has determined are “independent,” as such term is defined under the NYSE listing standards, the rules and regulations of the SEC and the standards for independence adopted by the Board of Directors. The members of the Committee are Messrs. Boesenberg, Christ and Johnson. The Committee operates under a written charter adopted by the Board of Directors, which provides that the Committee is responsible for setting and administering the policies governing annual compensation of the Company’s executive officers and for reviewing and approving the compensation of the executive officers, including the Chief Executive Officer. The Committee is also responsible for administering the Company’s various equity compensation plans, including approving stock option grants, restricted stock grants and restricted stock unit awards to the Company’s executive officers.

      The market for executive talent in the hard disk drive industry, and in the computer industry generally, is highly competitive. The goals of the Company’s executive compensation policies are to attract, retain and reward executive officers who contribute to the Company’s success, to align executive compensation with the Company’s performance and to provide incentive to executive officers to achieve the Company’s business objectives. During 2003, the Committee used salary, bonus compensation and stock option grants to attain these goals. The Committee typically reviews on an annual basis compensation surveys prepared by management of the Company and an independent compensation consultant to compare the Company’s compensation package with that of comparable high technology companies. In 2003, however, management did not make any proposals to increase base salaries for executive officers and accordingly no compensation surveys were presented to the Committee. In preparing the performance graph set forth in the section entitled “Comparison of Stockholder Return,” the Company has selected the NASDAQ Computer Manufacturers Stock Index as its published industry index; however, the companies included in the Company’s salary surveys are not necessarily those included in this index, because companies in the index may not compete with the Company for executive talent, and companies which do compete for executive officers may not be publicly traded.

      Base salaries of executive officers are generally reviewed annually by the Committee and adjustments are made based on (i) salary recommendations from the President and Chief Executive Officer, (ii) individual performance of executive officers for the previous fiscal year, (iii) financial results of the Company for the previous year, and (iv) reports to the Committee from outside compensation consultants concerning competitive salaries, scope of responsibilities of the officer position and levels paid by comparable high technology companies in the Company’s geographic area. The goal of the Committee is to compensate the executive officers competitively in relation to the compensation levels paid by comparable high technology companies. In 2003, management did not make any proposals to increase base salaries for executive officers, and accordingly the Committee did not perform its annual review or make any adjustments to such base salaries.

      In 2003, the Committee approved an annual incentive bonus plan and a special 2003 executive incentive plan; executive officers participate in both plans. The 2003 Special Incentive Plan provided bonuses for executive officers and other key employees based on the achievement of net income targets for fiscal 2003. The relative size of any bonus was based on the participant’s position and responsibilities and achievement of the targets. The annual incentive plan provided for bonuses for executive officers and other employees, with the size of the award based on a target percentage of salary assigned to each participant, and payout based on the Company’s achievement of net income targets and individual performance ratings. Bonuses were awarded for fiscal year 2003 under both the 2003 special incentive plan and the annual incentive plan, with the awards under each plan generally at the high end of the range, as the highest net income targets were exceeded.

      In May 2002, the Committee approved the Restricted Stock Unit Plan (the “Restricted Unit Plan”) for executive officers and other members of the Company’s senior management. The purpose of the Restricted Unit Plan is to promote the long-term interests of the Company and its stockholders by providing an incentive to motivate and retain its participants by providing for the award of certain rights to receive a cash payment determined by the value of the Company’s common stock. Pursuant to the terms of the Restricted Unit Plan, an award granted to an executive officer vests in full on the third anniversary of the grant of such award, provided that the officer’s employment has not terminated for “cause” (as defined in the Restricted Unit Plan) prior to such anniversary. The vesting of 50% of the restricted stock units subject to an award accelerate to a date specified by the Restricted Unit Plan or the officer’s award agreement if a stock price performance goal is achieved. The amount of an award to an executive officer was generally determined with reference to incentive compensation provided by comparable high technology companies, the relative achievements, responsibilities and expected future contributions of the executive officer, as well as recruitment and retention considerations. In May 2002, the Committee granted awards to certain executive officers and other officers of the Company under the Restricted Unit Plan. The Committee consulted with Hewitt Associates, an independent compensation consultant (“Hewitt”) in establishing the terms of the awards. In 2003, the Committee approved amendments to the Plan to permit executives who so elected to defer accelerated vesting to 2004. The Committee approved the deferral in order to extend the retention value of the restricted stock unit awards for the executives officers who elected to defer vesting. The Committee also amended the Restricted Unit Plan to eliminate stock price performance goal-based acceleration of vesting for subsequently granted awards.

      The Committee reviewed and adopted a new executive retention, severance and change in control policy applicable to executive officers (the “Executive Severance Plan”), as described above under “Change-in-Control Arrangements” and consulted with Hewitt regarding the proposed policy and market trends regarding long term incentives and retention benefits. The Committee concluded that the Executive Severance Plan was in the best interests of the Company and its stockholders in order to provide the executive officers with continued retention incentives and to incentivize management in the event of a proposed change in control transaction.

      The Committee strongly believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with those of the stockholders. The Committee provides such incentives through stock option grants and restricted stock grants. The size of an option grant to an executive officer has generally been determined with reference to incentive compensation provided by comparable high technology companies, the relative achievements, responsibilities and expected future contributions of the executive officer, as well as recruitment and retention considerations. In 2003, the Committee awarded option grants to certain executive officers and other officers of the Company under the 1996 Stock Option Plan. The Committee considered the factors identified above in establishing the size and terms of the option grants.

      In January 2003, the Board of Directors appointed Paul J. Tufano as Acting President and Chief Executive Officer. In February, 2003, the Board appointed Mr. Tufano as the Company’s President and Chief Executive Officer. In connection with this appointment, the Compensation Committee considered and revised Mr. Tufano’s compensation and approved the terms of compensation set forth in his letter agreement as described in “Employment Contracts and Termination of Employment and Change-In-Control Agreements.” Mr. Tufano’s salary and bonus opportunity and the size and terms of Mr. Tufano’s option grant and restricted stock unit award under the letter agreement were determined after consultation with Hewitt and were based on the responsibilities and expected future contributions of Mr. Tufano, the compensation of CEOs at similarly situation companies, and the retention value of the grant and award. As provided in his letter agreement, Mr. Tufano participated in the bonus plans for executive officers, the 2003 special incentive plan and the annual incentive plan, subject to the same factors as determined in the awards to executive officers described above. The Compensation Committee approved Mr. Tufano’s bonus awards after reviewing his performance and the Company’s net income for 2003.

      The Committee has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations which restrict deductibility of executive compensation paid to the Company’s chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from grants of stock options under the 1996 Stock Option Plan generally qualifies for an exemption from these restrictions. However, income from grants of restricted stock and awards of restricted stock units, as well as any outstanding loan balances forgiven pursuant to the terms of certain executive retention incentive agreements, generally do not qualify for an exemption. The Committee believes that the retention value of the restricted stock grants, unrestricted stock units, and the forgiveness of outstanding loan balances outweigh the loss of the tax deduction for the income from such grants and loans forgiven. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Committee’s policy is to qualify the Company’s executives’ compensation for deductibility under applicable tax laws to the maximum extent possible, consistent with the Company’s compensation objectives.

THE COMPENSATION COMMITTEE
Charles M. Boesenberg, Chairman
Charles F. Christ
Roger W. Johnson

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee of the Company’s Board of Directors is comprised of three directors that the Board of Directors has determined are “independent,” as such term is defined under the NYSE listing standards, the rules and regulations of the SEC and the standards for Audit Committee independence adopted by the Board of Directors. The Audit Committee operates under a written charter adopted by the Board of Directors, which provides that its functions include the oversight of the quality of the Company’s financial reports and other financial information and its compliance with legal and regulatory requirements, the appointment, compensation and oversight of the Company’s independent auditors, including reviewing their independence, reviewing and approving the planned scope of the Company’s annual audit, reviewing and pre-approving any non-audit services that may be performed by them, reviewing with management and the Company’s auditors the adequacy of internal financial controls, and reviewing the Company’s critical accounting policies and the application of accounting principles.

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

      The Audit Committee has discussed and reviewed with the independent auditors all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has met with the Company’s independent auditors, with and without management present, to discuss the overall scope of its audit, the results of its examinations, its evaluations of the Company’s internal controls and the overall integrity of the Company’s financial reporting. The Audit Committee has reviewed and discussed the audited financial statements with management.

      The Audit Committee has received from the independent auditors a formal written statement describing all relationships between the independent auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2003 for filing with the SEC.

THE AUDIT COMMITTEE
Charles F. Christ, Chairman
Roger W. Johnson
Gregory E. Myers
Dr. C. S. Park

COMPARISON OF STOCKHOLDER RETURN

      Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company’s common stock with the cumulative total returns of the New York Stock Exchange — U.S. Companies and NASDAQ Computer Manufacturers Stocks for the period commencing on December 24, 1998 and ending December 27, 2003.(*)

Comparison of Cumulative Total Return

From December 24, 1998 to December 27, 2003

Total Returns Index for:	12/1998	12/1999	12/2000	12/2001	12/2002	12/2003

Maxtor Corporation	100.0	46.6	40.3	47.4	36.0	76.8
NYSE Stock Market (US Companies)	100.0	110.0	115.2	107.3	86.7	110.1
NASDAQ Computer Manufacturers Stocks	100.0	206.3	120.2	84.4	55.6	75.5

(*)	The Stock Performance Graph assumes $100 was invested on December 24, 1998 in the Company’s common stock and each index. No cash dividends have been declared on the Company’s common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

      Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders of the Company must satisfy the requirements set forth in the advance notice provision under its Bylaws. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder proposal must be received at the Company’s principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date the Company’s Proxy Statement was released to stockholders in connection with the previous year’s Annual Meeting; except that

(i) if no Annual Meeting was held in the previous year, (ii) if the date of the Annual Meeting has been advanced by more than thirty calendar days from the date contemplated at the time of the previous year’s Proxy Statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made. Stockholder proposals to be presented at the next Annual Meeting of Stockholders must be received by the Secretary of the Company at the offices of the Company at 500 McCarthy Boulevard, Milpitas, California 95035 not later than December 22, 2004. Any such proposals which are also intended to be included in the Company’s Proxy Statement for the next Annual Meeting of Stockholders of the Company must also satisfy the conditions established by the SEC for that meeting, including the requirement that such proposals be received by a date not later than December 22, 2004.

TRANSACTION OF OTHER BUSINESS

      At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth herein. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

PAUL J. TUFANO
President and Chief Executive Officer

April 20, 2004

Appendix A

MAXTOR CORPORATION

CHARTER OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS

I.	Statement of Policy

      This Charter specifies the scope of the responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Maxtor Corporation (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

      The primary purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing and reporting to the Board on the integrity of the financial reports and other financial information provided by the Company to any governmental body or to the public, and on the Company’s compliance with legal and regulatory requirements. The Committee shall also review the qualifications, independence and performance, and approve the terms of engagement, of the Company’s independent auditor, review the performance of the Committee’s internal audit function, and prepare any reports required of the Committee under rules of the Securities and Exchange Commission.

      The Company shall provide appropriate funding, as determined by the Committee, to permit the Committee to perform its duties under this Charter and to compensate its advisors. The Committee, at its discretion, has the authority to initiate special investigations, and, if appropriate, hire outside legal, accounting or other outside advisors or experts to assist the Committee, to fulfill its duties under this Charter. The Committee may also perform such other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

II.	Organization and Membership Requirements

      The Committee shall be comprised of three or more directors selected by the Board, each of whom shall satisfy the independence and experience requirements of the New York Stock Exchange. In addition, the Committee shall not include any member who:

•	accepts any consulting, advisory, or other compensatory fee, directly or indirectly, from the Company, other than in his or her capacity as a member of the Committee, the Board, or any other committee of the Board;

•	is an executive officer of the Company, or beneficially owns or controls, directly or indirectly, more than 10% of the Company’s outstanding common stock or is otherwise an affiliate of the Company or any subsidiary of the Company, other than a director who meets the independence requirements of the New York Stock Exchange.

      Each member of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. In addition, at least one member shall have accounting or related financial management expertise, such qualification to be interpreted by the Board in its judgment. No Committee member shall simultaneously serve on the audit committee of more than three public companies without prior disclosure to the Committee and the Board of Directors, and an affirmative determination by the Board of Directors that such service does not impair the ability of such member to serve effectively on the Committee, which determination shall be disclosed in the annual proxy statement.

      The members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be replaced by the Board on the recommendation of the Nominating and Corporate Governance Committee. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.

III.	Meetings

      The Committee shall meet as often as it determines, but not less frequently than quarterly. A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee. The Committee may form and delegate authority to subcommittees, or to one or more members of the Committee, when appropriate. The Committee shall meet with management, internal auditors and the independent auditor in separate executive sessions as appropriate. The Committee shall meet with the independent auditor and management on a quarterly basis to review the Company’s financial statements and financial reports. The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Committee will also record its summaries of recommendations to the Board in written form, which will be incorporated as part of the minutes of the Board meeting at which those recommendations are presented.

IV.	Committee Authority and Responsibilities

A.	Oversight of the Company’s Independent Auditor

      The Committee shall be directly and solely responsible for the engagement and oversight of any independent auditor employed by the Company for the purpose of preparing or issuing an audit report or related work. Each independent auditor shall report directly to the Committee. The Committee shall:

1. Obtain periodically from the independent auditor a formal written statement describing all relationships between the auditor and the Company that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1, and discuss with the auditor all matters required to be discussed by Statement of Auditing Standards No. 61, including any relationships or services that may impact auditor objectivity and independence.

2. Obtain and review annually a report from the independent auditor describing (i) the auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review or peer reviews or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues, and (iii) all relationships between the independent auditor and the Company.

3. Evaluate annually the qualifications, performance and independence of the independent auditor, including whether the independent auditor’s quality-control procedures are adequate, the review and evaluation of the lead partner of the independent auditor, taking into account the opinions of management and the Company’s internal auditors, and report to the Board on its conclusions, together with any recommendations for additional action.

4. Consult with the independent auditor to assure the rotation, as required by law, of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit every five years, and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm, and report to the Board on its conclusions.

5. Approve in advance the engagement of the independent auditor for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement, provided that (i) the Audit Committee may establish preapproval policies and procedures for such engagements, provided that such policies and procedures (x) are detailed as to particular services and (y) do not involve delegation to management of the Committee’s responsibilities hereunder, and (ii) the Committee may delegate one or more members of the Committee the authority to grant preapprovals for audit and permitted non-audit services pursuant to such preapproval policies, provided that the decisions of such Committee members to grant any such preapprovals shall be presented to the Audit Committee at its next scheduled meeting.

6. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit. Discuss with the independent auditor the responsibilities, budget and staffing of the internal audit functions.

7. Approve as necessary the termination of the engagement of the independent auditor and select a replacement independent auditor.

8. Establish policies for the hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company, taking into account the impact of such policies on auditor independence.

9. Regularly review with the independent auditor any significant difficulties encountered during the course of the audit, any restrictions on the scope of work or access to required information and any significant disagreement among management and the independent auditor in connection with the preparation of the financial statements. Resolve any disagreements between management and the independent auditor regarding financial reporting. Review with the independent auditor any accounting adjustments that were noted or proposed by the auditor but that were “passed” (as immaterial or otherwise), any communications between the audit team and the auditor’s national office respecting auditing or accounting issues presented by the engagement and any “management” or “internal control” letter or schedule of unadjusted differences issued, or proposed to be issued, by the auditor to the Company or any other material written communication provided by the auditor to the Company’s management.

10. Review with the independent auditor the critical accounting policies and practices used by the Company, all alternative treatments of financial information within generally accepted accounting principals that the independent auditor have discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor.

     B.     Review of Financial Reporting, Policies and Processes

      To fulfill its responsibilities and duties the Committee shall, to the extent that it deems necessary or appropriate, and in addition to the items described above:

1. Review and discuss with management and the independent auditor the Company’s annual audited financial statements and the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to be included in the Company’s annual report, and any certification, report, opinion or review rendered by the independent auditor, and recommend to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements and the Company’s disclosure under “Management’s Discussion and Analysis of Results of Operation” included in the Company’s quarterly reports on Form 10-Q.

3. Review and discuss earnings press releases and other information provided to analysts and rating agencies, including “pro forma” or adjusted financial information.

4. Periodically, meet separately with management, with internal auditors and with the independent auditor.

5. Review with management and the independent auditor any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

6. Review with management its assessment of the effectiveness and adequacy of the Company’s internal control structure and procedures for financial reporting (“Internal Controls”), and review annually with the independent auditor the attestation to and report on, the assessment made by management, and consider whether any changes to the Internal Controls are appropriate in light of management’s assessment or the independent auditor’s report.

7. Review with management its evaluation of the Company’s procedures and controls (“Disclosure Controls”) designed to assure that information required to be disclosed in its periodic public reports is recorded, processed, summarized and reported in such reports within the time periods specified by the Securities and Exchange Commission for the filing of such reports.

8. Review and discuss with management and the independent auditor any off-balance sheet transactions or structures and their effect on the Company’s financial results and operations, as well as the disclosure regarding such transactions and structures in the Company’s public filings.

9. Review with management and the independent auditor the effect of regulatory and accounting initiatives on the financial statements. Review any major issues regarding accounting principles and financial statement presentations, including any significant changes in selection of or application of accounting principles. Consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor or management.

10. Review any special audit steps adopted in light of material control deficiencies. Review with the independent auditor and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

11. Review analyses prepared by management and/or the independent or internal auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements including the effects of alternative GAAP methods on the financial statements.

12. Review the appointment and replacement of the internal auditors.

13. Discuss with management and the internal auditors the internal auditors’ responsibilities, budget and staffing and the planned scope of internal audits.

14. Review significant reports to management prepared by the internal auditors.

C.	Risk Management, Related Party Transactions, Legal Compliance and Ethics

      To further fulfill its responsibilities and duties, the Committee shall, to the extent that it deems necessary or appropriate, and in addition to the items described above:

1. Review with the principal executive and financial officers of the Company any report on significant deficiencies in the design or operation of the Internal Controls which could adversely affect the Company’s ability to record, process, summarize or report financial data, any material weaknesses in Internal Controls identified to the auditors, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

2. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Adopt, as necessary, appropriate remedial measures or actions with respect to such complaints or concerns.

3. Adopt a Code of Ethics for senior officers and provide for and review prompt disclosure to the public of any change in, or waiver of, such Code of Ethics. As requested by the Board, review conduct alleged to be in violation of such Code of Ethics or the Company’s Code of Conduct, and adopt as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct. As requested by the Board, review and approve, as appropriate, related party transactions.

4. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies that raise material issues regarding the Company’s financial statements or accounting policies.

5. Review periodically with the Company’s general counsel material litigation on governmental investigations, and the Company’s compliance with applicable legal requirements, the Code of Ethics and the Code of Conduct. Review management monitoring of compliance with the Foreign Corrupt Practices Act.

6. Discuss guidelines and policies to govern the process by which risk assessment and management is undertaken and handled. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

7. Prepare the Committee’s report required by the rules of the Securities Exchange Commission to be included in the Company’s annual proxy statement.

8. Develop, in coordination with the Nominating and Corporate Governance Committee, and implement an annual performance evaluation of the Committee.

9. Regularly report to the Board on the Committee’s activities, recommendations and conclusions.

10. Review and reassess the Charter’s adequacy at least annually.

MAXTOR CORPORATION	VOTE BY TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

TELEPHONE
1-866-814-2816

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call and then follow the simple directions.

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.

MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

If you have submitted your proxy by telephone there is no need for you to mail back your proxy.

1-866-814-2816
CALL TOLL-FREE TO VOTE

- DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE -

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

A vote FOR the following proposals is recommended by the Board of Directors:

1.	Election of Directors:

☐	FOR the nominees listed below	☐	WITHHOLD AUTHORITY to vote for the nominees listed below	☐	*EXCEPTIONS

Nominees:	Paul J. Tufano	Charles M. Boesenberg	Michael R. Cannon

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and print that nominee’s name in the space provided below.)

Exceptions*

2.	To ratify the engagement of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 25, 2004.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	With discretionary authority, upon such other matters as may properly come before the meeting. At this time, the persons making this solicitation know of no other matters to be presented at the meeting.

To change your address, please mark this box.	☐
To include any comments, please mark this box.	☐

SCAN LINE

The shares represented hereby shall be voted as specified. If no specification is made such shares shall be voted FOR proposals 1 through 3. PLEASE SIGN YOUR NAME EXACTLY AS IT APPEARS ON THE STOCK CERTIFICATE REPRESENTING YOUR SHARES. IF SIGNING FOR ESTATE, TRUST OR CORPORATION, TITLE OR CAPACITY SHOULD BE STATED. IF SHARES ARE HELD JOINTLY, BOTH SHOULD SIGN.

Date	Share Owner sign here	Co-Owner sign here

MAXTOR CORPORATION

Proxy for Annual Meeting of Stockholders
Solicited by the Board of Directors

     The undersigned hereby appoints Paul J. Tufano and Theodore A. Hull, and each of them, with full power of substitution, to represent the undersigned and to vote all the shares of common stock of Maxtor Corporation (“Maxtor” or the “Company”) which the undersigned is entitled to vote at the Company’s Annual Meeting of Stockholders to be held on Thursday, May 20, 2004, at 10:00 a.m., local time, at the Company’s corporate headquarters at 500 McCarthy Boulevard, Milpitas, California 95035, and at any adjournment or postponement thereof, (1) as hereinafter specified upon the proposals listed below, and as more particularly described in the Proxy Statement of the Company dated April 20, 2004, receipt of which is hereby acknowledged, and (2) in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Company’s 2004 Annual Report to Stockholders.

(Continued and to be dated and signed on the reverse side.)

MAXTOR CORPORATION
P.O. BOX 11073
NEW YORK, N.Y. 10203-0198